PRESS RELEASE

CytoGenix Enters into a Supply Agreement with GE Healthcare

 For DNA Production Reagents

Houston, TX (March 23, 2006) – GE Healthcare, a unit of General Electric Company (NYSE: GE), and CytoGenix, Inc. (CYGX. OB) have entered into a supply agreement in which GE Healthcare will provide CytoGenix with DNA production reagents for use in the manufacture of vaccines and therapeutic compounds by CytoGenix.

Under the terms of the agreement, GE Healthcare has agreed that Cytogenix will be its exclusive customer for these reagents where the intended application is the manufacture of therapeutic compounds using Cytogenix’s proprietary processes.

CytoGenix’ proprietary synDNA™ is a cell-free production process that enables a more efficient manufacturing cycle than extraction of DNA from bacterial fermentation. CytoGenix expects to begin production of commercial-scale amounts of synDNA™ in April and continue development of DNA vaccines and therapeutic products against infectious diseases (herpes infections, multi-drug resistant bacterial infections), inflammatory disorders (psoriasis) and cancer..

“This guaranteed source of GMP grade reagents is vital to our product development especially for our pandemic and bioterrorism vaccine program,” said Dr. Malcolm Skolnick, CytoGenix, Inc. President and CEO.  “We are very pleased to enter into this agreement with GE Healthcare and look forward to working with them to expand the development of DNA based pharmaceuticals,” added Dr. Skolnick.

“We believe CytoGenix can effectively utilize GE’s innovative disease research technologies with its own ground-breaking research to ultimately enhance the efficiency of healthcare delivery and increase the breadth of options for patient care,” said Carl W. Fuller, Ph.D., Vice President Science Fellow at GE Healthcare.

About CytoGenix

CytoGenix, Inc. is a Houston-based biopharmaceutical company that develops and markets innovative products and services based on its proprietary ssDNA expression technology.  The company has developed a breakthrough synthetic process for large-scale production of high purity DNA at fraction of the cost of traditional fermentation methods.  CytoGenix currently has one issued US patent and over 41 international or US pending patent applications claiming methods and materials in connection with this platform technology. Additional information about CytoGenix and its technology can be found on the website at www.cytogenix.com.

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SAFE HARBOR: Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, risks associated with the acceptance of new products, competition, and other factors more fully detailed in the company's filings with the Securities and Exchange Commission. Additional information about CytoGenix and its technology can be found on the website at www.cytogenix.com.